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                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 10, 1997, in the Registration Statement (Form S-4) and related Prospectus of Valassis Communications Inc. for the registration of its 6 5/8% Senior Notes due 2009 in the amount of $100,000,000.

We also consent to the incorporation by reference therein, of our report dated February 10, 1997, with respect to the 1996 consolidated financial statements and schedule (prior to restatement for the change in accounting for inventory costs, as described in Note 2: and the segment information in Note 13) of Valassis Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998.

                                                  ERNST & YOUNG LLP

Detroit, Michigan
March 23, 1999